                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         EMPHESYS FINANCIAL GROUP, INC.
                                       AT

                              $37.50 NET PER SHARE

                                       BY

                                   HEW, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                                  HUMANA INC.

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 15, 1995,
                         UNLESS THE OFFER IS EXTENDED.

                                                                 August 16, 1995

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase, dated August 16, 1995 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") relating to an offer by HEW, Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Humana Inc., a Delaware corporation (the "Parent"), to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares") of EMPHESYS Financial Group, Inc., a Delaware corporation (the "Company"), at a purchase price of $37.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 9, 1995, among the Parent, the Offeror and the Company (the "Merger Agreement"). This material is being forwarded to you as the beneficial owner of Shares carried by us in your account but not registered in your name.

     A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and conditions set forth in the Offer.

     Please note the following:

          1. The tender price is $37.50 per Share, net to you in cash without interest.

          2. The Offer is being made for all of the outstanding Shares.

          3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, September 15, 1995, unless the Offer is extended.

          4. The Offer is conditioned upon, among other things, (i) there being validly tendered prior to the expiration of the Offer and not withdrawn a number of Shares which would constitute at least a majority of the outstanding Shares on a fully diluted basis and (ii) the Office of the Commissioner of Insurance of the State of Wisconsin and the Department of Corporations of California having issued final orders approving, exempting or otherwise authorizing consummation of the merger contemplated by the Merger Agreement and all other transactions contemplated by the Merger Agreement as may require such authorization (provided any such order does not impose terms or conditions that materially and adversely affect the economic benefits of the transactions contemplated by the Merger Agreement). The Offer is also subject to the other terms and conditions contained in the Offer to Purchase. The Merger Agreement and the Offer may be terminated by the Offeror and the Parent if, among other things, the Company does not attain certain percentages of specified financial and operational targets.

          5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instruction to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by Smith Barney Inc. or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                          INSTRUCTIONS WITH RESPECT TO
                         THE OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         EMPHESYS FINANCIAL GROUP, INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated August 16, 1995 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by HEW, Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Humana Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $.01 per share ("Shares"), of EMPHESYS Financial Group, Inc., a Delaware corporation.

     This will instruct you to tender to the Offeror the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

                                                                  SIGN HERE
--------------------------------------------

 Number of Shares to be Tendered:*
  -----------
--------------------------------------------
                                                 --------------------------------------------

                                                 --------------------------------------------
                                                                 Signature(s)
Account Number:                                  --------------------------------------------

Date:                                            --------------------------------------------
                                                               (Print Name(s))

                                                 --------------------------------------------

                                                 --------------------------------------------
                                                             (Print Address(es))

                                                 --------------------------------------------
                                                     (Area Code and Telephone Number(s))

                                                 --------------------------------------------
                                                         (Taxpayer Identification or
                                                          Social Security Number(s))

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.